PROMISSORY NOTE


$1,000,000.00                                             Saint Paul, Minnesota
                                                            November 29, 2000


         FOR VALUE RECEIVED, I hereby promise to pay to Conseco Finance Corp. ("Conseco Finance"), a Delaware corporation, the sum of One Million and 00/1000 Dollars ($1,000,000.00) plus all accrued interest under the Promissory Note, dated July 1, 1999, issued by the undersigned to Conseco Finance. This Note supersedes and replaces such July 1, 1999 Promissory Note. Interest on the unpaid balance of this note shall accrue at the rate of 7% per annum. All accrued interest shall be due and payable on or before December 31, 2000. The unpaid principal amount of this note together with interest thereon at the rate of 7% per annum, shall be due and payable upon the earlier of (i) December 31, 2003; and (ii) the date of the undersigned's voluntary termination of employment with Conseco Finance.

         Payments made hereunder shall be made at 1100 Landmark Towers, Saint Paul, Minnesota. This note, together with accrued interest, may be paid in full or in part at any time without premium or penalty.



                                     /s/Bruce A. Crittenden
                                     ----------------------------------------
                                     Bruce A. Crittenden